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                            EXHIBIT 11 TO FORM 10QSB


                            ESENJAY EXPLORATION, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

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
                                                            Three months ended June 30,             Six months ended June 30,
                                                         -----------------------------------------------------------------------
                                                             2001                 2000                2001              2000
                                                         ------------         ------------        ------------      ------------
BASIC EARNINGS (LOSS) PER SHARE
Weighted average common shares
    outstanding .....................................      19,049,290           18,865,474          19,005,270        18,853,954
                                                         ============         ============        ============      ============
       Basic income (loss) per share ................    ($      0.14)        ($      0.12)       ($      0.11)     $       0.03
                                                         ============         ============        ============      ============

DILUTED EARNINGS (LOSS) PER SHARE
Weighted average common shares
    Outstanding .....................................      19,049,290           18,865,474          19,005,270        18,853,954
Shares issuable from assumed conversion of
       Common share options and warrants ............       1,287,203              722,222           1,274,317           544,916
       Convertible preferred stock ..................            --                356,999                --             356,999
                                                         ------------         ------------        ------------      ------------
Weighted average common shares
    outstanding, as adjusted ........................      20,336,493           19,944,695          20,279,507        19,755,869
                                                         ============         ============        ============      ============
       Diluted income (loss) per share ..............    ($      0.13)        ($      0.11)       ($      0.10)     $       0.03
                                                         ============         ============        ============      ============

EARNINGS FOR BASIC AND DILUTED
    COMPUTATION
Net income (loss) ...................................    ($ 2,654,604)        ($ 2,202,308)       ($ 2,007,298)     $    538,907
                                                         ------------         ------------        ------------      ------------
Net income (loss) to common shareholders
    (Basic and diluted earnings per share
         computation) ...............................    ($ 2,654,604)        ($ 2,202,308)       ($ 2,007,298)     $    538,907
                                                         ============         ============        ============      ============
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